SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or  ss. 240.14a-12

                        EQUITY CORPORATION INTERNATIONAL
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

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      (2)  Aggregate number of securities to which transaction applies:

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      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)  Proposed maximum aggregate value of transaction:

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      (5)  Total fee paid:

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[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

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      (2)  Form, Schedule or Registration Statement No.:

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
                                [ECI LETTERHEAD]

                        EQUITY CORPORATION INTERNATIONAL
                        415 South First Street, Suite 210
                               LUFKIN, TEXAS 75901

                                 April 23, 1997

TO OUR STOCKHOLDERS:

      You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Equity Corporation International, which will be held in the First Floor Conference Room at 415 South First Street, Lufkin, Texas, on Wednesday, May 21, 1997 at 10:00 a.m., local time. A Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

      We encourage you to read the Notice of the Annual Meeting and Proxy Statement so that you may be informed about the business to come before the meeting. Your participation in the Company's business is important, regardless of the number of shares that you hold. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope.

      In addition to the formal items of business to be brought before the meeting, there will be a report on the Company's operations during 1996, followed by a question and answer period.

       We look forward to seeing you on May 21st.

                                                   Sincerely,

                                                   JAMES P. HUNTER, III
                                                   CHAIRMAN, PRESIDENT AND
                                                   CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 1997

To Our Stockholders:

      The 1997 Annual Meeting of Stockholders of Equity Corporation International will be held at 415 South First Street, First Floor Conference Room, Lufkin, Texas, on Wednesday, May 21, 1997 at 10:00 a.m., local time, for the following purposes:

      1. To elect two Class II directors to serve until the annual stockholders' meeting in 2000, or until their successors have been elected and qualified;

      2. To approve the appointment of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending December 31, 1997;

      3. To approve the 1997 Equity Corporation International Employee Stock Purchase Plan; and

      4. To act upon such other business as may properly come before the meeting or any adjournments thereof.

      Only stockholders of record at the close of business on March 27, 1997 will be entitled to notice of and to vote at the meeting. A majority of the outstanding stock entitled to vote is required for a quorum.

      It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.

                                          By Order of the Board of Directors,


                                          JAMES P.  HUNTER, III
                                          CHAIRMAN, PRESIDENT,
                                          CHIEF EXECUTIVE OFFICER AND SECRETARY

Lufkin, Texas
April 23, 1996

                        EQUITY CORPORATION INTERNATIONAL
                        415 SOUTH FIRST STREET, SUITE 210
                               LUFKIN, TEXAS 75901

                           --------------------------
                                 PROXY STATEMENT
                           --------------------------

SOLICITATION OF PROXIES

      The accompanying proxy is solicited by the Board of Directors of Equity Corporation International, a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders (the "Meeting") to be held on May 21, 1997 and at any adjournments thereof. The Meeting will be held at 10:00 a.m., local time, at 415 South First Street, First Floor Conference Room, Lufkin, Texas.

      If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority in the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Meeting. The Board of Directors is not currently aware of any such other matters. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

      The Company will bear the cost of preparing and mailing proxy materials as well as the cost of solicitation of proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of the Company's shares. The Company has retained American Stock Transfer & Trust Company ("American") to assist in the solicitation of proxies. No additional fee beyond the $1,000 monthly fee paid to American to act as the Company's transfer agent, together with American's out-of-pocket expenses, will be paid to American. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and American may solicit proxies by telegram, facsimile or by hand delivery.

      The approximate date on which this Proxy Statement and the accompanying proxy will first be sent to stockholders is April 23, 1997.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

      At the close of business on March 27, 1997, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Meeting or any adjournments thereof, 20,695,983 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), were outstanding. There are no other voting securities outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Meeting. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum. Directors of the Company are elected by a plurality of the votes cast for directors. Accordingly, shares that are withheld and broker non-votes will have no effect on the outcome of the election of directors. Any other matters submitted to be voted upon will be determined by a majority of the votes cast. Abstentions are counted as "shares present" at the meeting for purposes of determining the presence of a quorum and have the effect of a vote "against" any matter as to which they are specified. Broker non-votes with respect to any matter are not considered "shares present" and will not affect the outcome of the vote on such matter.

      The following table sets forth, as of March 27, 1997, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary

Compensation Table below and (iv) all directors and executive officers of the Company as a group. Except as described below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed:


                                                   AMOUNT AND      PERCENT OF
                                                   NATURE OF        SHARES OF
                                                   BENEFICIAL      COMMON STOCK
       NAME                                        OWNERSHIP       OUTSTANDING
       ----                                        ---------       -----------
First Union Corporation ........................   1,206,116           5.8%
Keystone Investment Management Company
   One First Union Center
   Charlotte, North Carolina 28288-0137
James P. Hunter, III ...........................     583,340(1)        2.8%
Jack D. Rottman ................................     132,950(2)        *
W. Cardon Gerner ...............................      47,384(3)        *
Billy C. Wells .................................      28,850(4)        *
William C. McNamara ............................      21,100(5)        *
J. Patrick Doherty .............................       3,674(6)        *
Jack T. Hammer .................................      47,750(7)        *
Thomas R. McDade ...............................       9,250(8)        *
Kenneth W. Smith ...............................      35,062(9)        *
All directors and executive officers
  as a group (nine persons) ....................     909,360(10)       4.4%

----------
*    Less than 1%

(1) Includes 105,200 shares of Common Stock issuable upon the exercise of options outstanding under the Company's 1994 Long-Term Incentive Plan (the "Incentive Plan") that are exercisable within 60 days after March 27, 1997. Does not include 187,300 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

(2) Includes 67,700 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1997. Does not include 93,550 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

(3) Includes 47,384 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1997. Does not include 89,956 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

(4) Includes 28,700 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1997. Does not include 68,050 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

(5) Includes 17,500 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1997. Does not include 61,250 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

(6) Does not include 3,750 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

(7) Includes 6,250 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan within 60 days after March 27, 1997. Does not include 5,000 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

(8) Includes 6,250 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan within 60 days after March 27, 1997. Does not include 5,000 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

(9) Includes 18,750 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan within 60 days after March 27, 1997. Does not include 11,250 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

(10) The shares of Common Stock shown as beneficially owned by the directors and executive officers as a group include an aggregate of 297,734 shares of Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1997. The shares of Common Stock shown as beneficially owned do not include an aggregate of 525,106 shares of Common Stock issuable to the directors and executive officers upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1997.

PROPOSAL 1:

                              ELECTION OF DIRECTORS

     The Board of Directors has nominated and urges you to vote FOR the election of the two nominees identified below, each of whom is a member of the Company's present Board of Directors. Each nominee has consented to be named in this Proxy Statement and to serve as a director, if elected. Proxies solicited hereby will be voted for both nominees unless stockholders specify otherwise in their proxy. The affirmative vote of holders of a plurality of the Common Stock present in person or by proxy at the Meeting and entitled to vote is required for election of each of the nominees.

     The Company's Amended and Restated Certificate of Incorporation ("Charter") provides that the Board of Directors shall be staggered with respect to terms of office into three classes. Each class of directors shall consist of an equal, or as near to equal as possible, number of directors. At each annual meeting, the successor or successors to the class of directors whose term shall expire in that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. At the Meeting, the Class II directors shall be elected for a term expiring at the 2000 annual meeting or until their successors have been duly elected and qualified.

     The Company's Bylaws provide that the number of directors on the Board shall be fixed from time-to-time by the Board of Directors. The Board in its discretion and in accordance with such authority has currently fixed its size at six members, of which one seat is currently vacant. No proxy will be voted for a greater number of persons than the number of nominees named herein. If deemed in the best interests of the Company, the Board of Directors may, subsequent to the Meeting, increase its size and elect one or more additional qualified persons to fill the vacancies which then exist pending the next annual meeting of stockholders. Any increase or decrease in the number of directors constituting the Board of Directors shall be apportioned among the classes so as to maintain the number of directors in each class as near as possible to one-third the whole number of directors as so adjusted. Any director elected or appointed to fill a vacancy shall hold office for the remaining term of the class to which such directorship is assigned.

     It is intended that the proxies solicited hereby will be voted FOR the election of all of the nominees for director listed below, unless authority to do so has been withheld. If, at the time of or prior to the Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

DIRECTORS AND NOMINEES FOR DIRECTOR

NOMINEES FOR DIRECTOR

     The nominees for election as Class II directors whose terms of office, if elected, will expire in 2000 and certain additional information with respect to such persons are as follows:

        KENNETH W. SMITH, 60, has been a director of the Company since May 1990. He is a certified public accountant and has been in private practice in Lufkin, Texas for the past 34 years. Prior to such time, he was a senior accountant of the international accounting firm of Arthur Andersen & Co.

        J. PATRICK DOHERTY, 42, was elected by the Board as a director effective February 3, 1997. Mr. Doherty is a licensed attorney and has been a partner in the law firm of Cochran, Rooke & Craft, L.L.P. since January 1985.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

CONTINUING DIRECTORS

     The Company's three other directors will continue to serve in office until the end of their respective terms or their earlier death, resignation or removal. These three continuing directors are classified into Class III and Class I based on their original classifications. The vacancy in Class II of the Board of Directors occurring upon the resignation of Robert W. Loftis was filled by the vote of the remaining directors by the election of J. Patrick Doherty. The vacancy in Class III of the Board of Directors occurring upon the resignation of T. Craig Benson in December, 1996 has not been filled. Pursuant to the Company's Certificate of Incorporation, this vacancy may be filled either by the majority vote of the remaining directors or, if the vacancy remains unfilled at the time of the 1998 annual meeting of the Company's stockholders, by vote of the Company's stockholders in the manner set forth above.

     The Class III director's term of office will expire in 1998. Set forth below is certain information concerning the Class III director.

        JAMES P. HUNTER, III, 59, has been the President, Chief Executive Officer and a director of the Company since May 1990 and Chairman of the Board since June 1994. Prior to joining the Company, Mr. Hunter was a Vice President of Service Corporation International ("SCI") from 1987 to 1990. From 1988 to 1990, he was also Vice Chairman of SCI's Legislative Affairs Committee. Prior to joining SCI, Mr. Hunter was President and Chief Executive Officer of Oakley-Metcalf, Inc., a family-owned operator of funeral homes in Lufkin and Nacogdoches, Texas, and was associated with that firm for over 25 years. From 1985 to 1991, Mr. Hunter was a member of, and during 1987 and 1988 the Chairman of, the Texas Funeral Service Commission.

     The Class I directors' terms of office will expire in 1999. Set forth below is certain information concerning the Class I directors.

        JACK T. HAMMER, 55, has been a director of the Company since December 1994. Mr. Hammer has been the Chairman, President and Chief Executive Officer of Housing Systems, Incorporated, a company that owns and operates conventional, low income and cooperative housing, since he organized that company in 1970. Prior to 1992, he was active in the ownership and management of Arlington Corp., a privately held death care company that was subsequently acquired by SCI. Since January 1993, Mr. Hammer has also been the President of Cemetery Management Consultants, a privately held company that primarily invests in death care businesses.

        THOMAS R. MCDADE, 64, has been a director of the Company since December 1994. He is a licensed attorney and has been a partner in the law firm of McDade & Fogler, L.L.P., Houston, Texas since 1992. From 1971 through 1991, Mr. McDade was a partner in the law firm of Fulbright & Jaworski, L.L.P., Houston, Texas. Mr. McDade is also a director of The Coastal Corporation, a publicly held energy conglomerate.


BOARD COMMITTEES

     The Company's Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee. The Executive Committee has the authority to exercise many of the powers of the Board during periods between regular meetings of the Board. The current members of the Executive Committee are Messrs. Hunter, Smith and Doherty. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement and certain other matters, including the independence of such accountants. The current members of the Audit Committee are Messrs. Hammer and Smith. The Compensation Committee reviews compensation of directors, executive officers and key employees, makes recommendations to the Board of Directors with respect to compensation matters and administers the Incentive Plan. The current members of the Compensation Committee are Messrs. McDade and Smith.

     During 1996, the Board of Directors held 3 meetings. The Audit Committee and the Compensation Committee held 2 and 4 meetings, respectively, during 1996. No formal meetings of the Executive Committee were held during 1996, but such committee and its members reviewed all acquisitions by the Company during 1996 and approved such acquisitions by unanimous written consents. During such fiscal year, each member of the Board of Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served.

DIRECTOR COMPENSATION

     Each director who is not an employee of the Company is paid a quarterly retainer of $2,500 and an additional quarterly retainer of $625 for directors who also chair a committee, fees of $750 for each meeting of the Board of Directors that they attend and $750 for each meeting of a committee of the Board of Directors that they attend (other than any committee meeting held in conjunction with a meeting of the Board of Directors), and is reimbursed for all out-of-pocket expenses incurred in attending such meetings. In addition, directors who are not employees of the Company or any subsidiary receive an annual automatic grant of options to acquire 3,750 shares of Common Stock under the Incentive Plan. The Company maintains directors' and officers' liability insurance and its Charter and Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with all of its directors. In addition, the Charter limits the liability of directors of the Company to the Company or its stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years:

     Name                 Age          Position With The Company
     ----                 ---          -------------------------
James P. Hunter, III       59      Chairman of the Board of Directors,
                                   President and Chief Executive Officer

W. Cardon Gerner           42      Senior Vice President-- Chief Financial
                                   Officer

William C. McNamara        49      Senior Vice President-- Cemetery Operations

Jack D. Rottman            49      Senior Vice President-- Corporate Development

Billy C. Wells             46      Vice President-- Funeral Operations


     Certain biographical information concerning Mr. Hunter is set forth under "Election of Directors -- Directors and Nominees for Director -- Continuing Directors."

        W. CARDON GERNER has been Senior Vice President -- Chief Financial Officer since March 1995. For 17 years prior to joining the Company, Mr. Gerner held various positions with the international accounting firm of Ernst & Young LLP, including being a partner in such firm from October 1990 until March 1995.

        WILLIAM C. MCNAMARA has been Senior Vice President -- Cemetery Operations since April 1996. Prior to joining the Company, Mr. McNamara had been employed in various capacities by subsidiaries of SCI since 1981, most recently as Vice President of Preneed Funeral and Preneed Cemetery Sales and Administration of SCI's Eastern Division, which included over 300 funeral home and cemetery operations.

        JACK D. ROTTMAN has been Senior Vice President -- Corporate Development of the Company since March 1994. Prior to joining the Company, Mr. Rottman held various positions at SCI, including Vice President of Funeral Service Operations from 1991 to 1993 and Vice President of Corporate Development from 1987 to 1989. He was also Senior Vice President and a loan officer of Provident Services, Inc., a wholly owned subsidiary of SCI, from 1989 to 1991.

        BILLY C. WELLS has been Vice President -- Funeral Operations of the Company since May 1990. Prior to joining the Company, Mr. Wells held various management positions within SCI's funeral home operations, most recently as Vice President of SCI's Regional Partner Division from January 1990 to May 1990.

     The Company's officers are elected annually by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is a committee of outside directors that is responsible for administering the executive compensation programs of the Company including awards under the Incentive Plan. Pursuant to the authorization of the Board of Directors, the Compensation Committee fixes the compensation of the Chief Executive Officer and the other officers of the Company and is responsible for administering the Incentive Plan.

  COMPENSATION PHILOSOPHY

     The Company's executive compensation policies are designed to provide a direct link between the interests of management and those of the Company's stockholders, to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, to attract and retain individuals with the leadership and technical skills to ensure the Company's success with a view to increasing stockholder value, and to reward both corporate and individual performance. To further those policies, the Company's executive compensation programs include base salaries, annual performance-based incentives and long-term incentive opportunities. In addition, a compensation consultant is currently conducting a review of the compensation policies and practices of the Company on behalf of the Compensation Committee which determinations will be reviewed by the Compensation Committee during 1997.

   BASE SALARIES

     The base salaries paid to each of the officers of the Company are established by employment agreements entered into between the Company and those individuals. The Compensation Committee annually reviews the salaries to be paid to its officers during each fiscal year. The base salaries called for in the officer employment agreements were determined in part upon the advice of independent consultants regarding the design of an overall executive compensation program that would implement the Company's executive compensation philosophy. In setting base salaries with respect to each officer, the Compensation Committee takes into account the factors it deems relevant (generally including the duties and levels of responsibility in each position, individual job performance, experience, pay position within a range and market comparisons) and exercises its discretion after assigning relative weight to each such factor.

  ANNUAL INCENTIVE COMPENSATION

     The annual incentive compensation program adopted by the Company is designed so that a major portion of the total compensation of the Company's officers comes in the form of incentive bonuses. These bonuses are generally linked to the achievement of Company performance goals during the year which tend to increase stockholder value. The employment agreement of each of the Chief Executive Officer, the Senior Vice President -- Cemetery Operations and the Senior Vice President -- Chief Financial Officer of the Company provides for an annual incentive bonus equal to 50% of base salary if the Company attains certain levels of performance, including net income, established in the Company's budget approved by the Board of Directors. The employment agreement of the Senior Vice President -- Corporate Development provides for an annual incentive bonus equal to 1% of the annual historical revenues of businesses acquired by the Company during the year subject to an annual maximum of $75,000. In addition, pursuant to their respective employment agreements, each Company officer may also earn an annual incentive bonus, which is generally a specified percentage of his base salary, at the discretion of the Compensation Committee, taking into account the executive compensation philosophy of the Company.

     During fiscal year 1996, the Company's attainment of performance goals required the payment of bonuses to Messrs. Hunter, Gerner, McNamara and Rottman. In addition, the Compensation Committee granted discretionary incentive bonuses to each of Messrs. Hunter, Gerner, McNamara, Rottman and Wells.

  LONG-TERM INCENTIVE COMPENSATION

     The Committee believes that stock-based long-term incentive compensation opportunities should constitute an integral part of the Company's executive compensation program. By offering the Company's key employees a stake in the Company's long-term success, such programs provide an incentive for the enhancement of stockholder value. To accomplish this objective, the Company may from time to time provide designated employees with time vested stock options and/or restricted stock and other stock based awards pursuant to its Incentive Plan. Time vested stock option grants and restricted stock awards are intended to align management and stockholders' interests and ensure the retention of key selected employees by providing those individuals with the opportunity to receive stock ownership in the Company.

     An award of time vested stock options and/or restricted stock to a particular employee is based on the employee's past performance and expectations of the employee's future contributions to the Company. In determining whether and to what extent to make such an award, the Compensation Committee considers management's recommendation and advice from independent consultants.

     During fiscal year 1996, the Compensation Committee awarded options representing an aggregate of 363,267 shares of Common Stock to employees and directors of the Company and its subsidiaries, of which 258,750 were granted to the Company's executive officers listed in the Summary Compensation Table and 89,517 were granted to 75 other employees. In addition, options representing 15,000 shares of Common Stock were granted to the Company's current and former non-employee directors pursuant to annual automatic grants of options under the Incentive Plan.

  CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Hunter has served as the Chief Executive Officer of the Company since its formation. Mr. Hunter's base salary in fiscal year 1996 was $225,000, as set forth in his employment agreement with the Company.

     For fiscal year 1996, Mr. Hunter was awarded a performance bonus of $112,500 and a discretionary incentive bonus of $112,500. During December 1996, Mr. Hunter also received 75,000 nonqualified stock options. Each of the nonqualified stock options become exercisable in one-third increments on each of the first three anniversaries of the date of grant.

     In evaluating Mr. Hunter's performance and discretionary incentive bonuses and options granted under the Incentive Plan for 1996, the Compensation Committee took into consideration the Company's increased earnings in fiscal year 1996, the successful acquisition program of the Company, the increase in the market value of the stock of the Company in fiscal year 1996, Mr. Hunter's increased responsibilities due to the growth in the size of the Company, the succesful equity offering of stock of the Company, the Company's future earnings prospects, Mr. Hunter's leadership and management skills and competitive practices within the industry.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a corporation's deduction for remuneration paid to its chief executive officer and its four other highest compensated officers in excess of $1 million per person. As neither the Company's Chief Executive Officer nor any of its four other highest compensated officers has received remuneration in excess of such limitation in 1996 or is anticipated to receive remuneration in excess of such limitation in 1997, the Compensation Committee has deferred making any recommendation to the Company's Board of Directors as to what policy the Company should adopt with respect to remuneration of the executive officers of the Company in excess of such limitation, until such time as it appears reasonably foreseeable that such limitation may be exceeded.

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended

(the "Securities Act"), or under the Securities Exchange Act of 1934 , as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        Compensation Committee: Kenneth W. Smith, Chairman
                                Thomas R. McDade

SUMMARY COMPENSATION TABLE

     The following table reflects all forms of compensation for the years ended December 31, 1996, 1995 and 1994 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company based on 1996 salaries and bonuses (collectively, the "Named Executive Officers"):

                                                                         LONG-TERM
                                              ANNUAL                    COMPENSATION
                                           COMPENSATION                    AWARDS
                            -------------------------------------------  -----------
                                                              OTHER      SECURITIES       ALL
        NAME AND                                              ANNUAL     UNDERLYING      OTHER
   PRINCIPAL POSITIONS      YEAR      SALARY      BONUS    COMPENSATION  OPTIONS (#)   COMPENSATION
   -------------------      ----      ------      -----    ------------  -----------   ------------
James P. Hunter, III.....   1996    $ 224,039   $225,000    $    --(1)     75,000      $2,655(2)
  Chairman, President and   1995    $ 200,000   $ 58,500    $    --(1)     75,000      $2,575(2)
  Chief Executive Officer   1994    $ 200,000   $200,000    $    --(1)    142,500      $2,343(2)
W. Cardon Gerner.........   1996    $ 142,692   $145,000    $    --(1)     52,500      $  321(5)
  Senior Vice President--   1995(4) $ 109,038   $ 35,000    $46,428(3)     84,840      $  223(5)
  Chief Financial Officer   1994    $      --   $     --    $    --            --      $   --
William C. McNamara......   1996(4) $ 100,977   $105,000    $    --(1)     78,750      $   55(5)
  Senior Vice President--   1995    $      --   $     --    $    --            --      $   --
  Cemetery Operations       1994    $      --   $     --    $    --            --      $   --
Jack D. Rottman..........   1996    $ 147,692   $150,000    $70,531(6)     26,250      $  281(5)
  Senior Vice President--   1995    $ 137,025   $ 75,000    $49,254(6)     22,500      $  315(5)
  Corporate Development     1994    $  93,750   $109,980    $53,990(7)    112,500      $  212(5)

Billy C. Wells...........   1996    $  88,846   $ 90,000    $    --(1)     26,250      $  200(5)
  Vice President--          1995    $  81,054   $ 20,000    $    --(1)     10,500      $  351(5)
  Funeral Operations        1994    $  65,000   $ 50,000    $    --(1)     60,000      $   66(5)

(1) Excludes certain perquisites and other personal benefits the amount of which did not exceed the lesser of either $50,000 or 10% of the employee's total annual salary and bonus.

(2) Represents compensation consisting of $375 from insurance premiums paid by the Company with respect to term life insurance in each of 1996, 1995 and 1994 and $2,280, $2,200 and $1,968 attributable to the Company's payment of split-dollar life insurance premiums in 1996, 1995 and 1994, respectively.

(3) Includes $31,851 reimbursed to the employee for closing costs in connection with the sale of the employee's primary residence.

(4) Mr. Gerner became employed by the Company in March 1995 and Mr. McNamara became employed by the Company in April 1996.

(5) Dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officer.

(6) Includes $50,721 and $35,310 reimbursed to the employee in 1996 and 1995, respectively, for interest on amounts borrowed by the employee to finance shares purchased by him in June 1994.

(7) Includes $22,491 in closing costs paid in connection with the sale of the employee's primary residence and $15,258 reimbursed to the employee for interest on amounts borrowed by the employee to finance shares purchased by him in June 1994.

EMPLOYMENT ARRANGEMENTS; COVENANTS-NOT-TO-COMPETE

     Each of the Company's executive officers has entered into an employment agreement with the Company. Mr. Hunter's base salary for 1997 is $250,000, and his employment agreement provides for a bonus of up to 50% of his annual base salary if certain performance goals are achieved and an additional bonus of up to 50% of his annual base salary payable in the discretion of the Board of Directors. Mr. Rottman's base salary for 1997 is $157,500 and his employment agreement provides for such incentive compensation as may be determined in the discretion of the Board of Directors. In addition, under his employment agreement, Mr. Rottman is entitled to an additional bonus of up to $75,000 per year based upon the historical revenues of businesses acquired during such year. The Company has also agreed to reimburse Mr. Rottman for the interest on amounts borrowed by Mr. Rottman to finance the shares purchased by him in June 1994. Mr. Gerner's base salary for 1997 is $155,000, and his employment agreement provides for an annual bonus of up to 50% of his annual base salary if certain performance goals are achieved and an additional bonus of up to 50% of his annual base salary payable in the discretion of the Board of Directors. Mr. McNamara's base salary for 1997 is $147,000, and his employment agreement provides for a contractual incentive bonus of up to 50% of his annual base salary if certain performance goals are achieved and an annual bonus of up to 50% of his annual base salary as may be determined by the Board of Directors. Mr. Wells' base salary for 1997 is $100,000, and his employment agreement provides for an annual bonus as may be determined in the discretion of the Board of Directors. The base salary for each of the above-named officers was increased from the minimum base salary levels provided in their respective employment agreements and their base salaries in 1996 due to market comparisons and competitive practices in the industry.

     The employment agreement with Mr. Hunter has an initial term of five years commencing February 1994 and may be terminated by Mr. Hunter at any time upon 30 days' prior written notice to the Company. In addition, the agreement contains a covenant prohibiting Mr. Hunter from competing with the Company for a period of 12 months following the date of termination, provided that (i) the Company gives written notice within 30 days of the date of termination that it intends to enforce such provision and (ii) during such 12-month period the Company continues payment of the salary to which Mr. Hunter was entitled immediately prior to such termination.

     Mr. Gerner's employment agreement had an initial term of two years commencing March 1995. Mr. McNamara's employment agreement has an initial term of two years commencing April 1996. Mr. Rottman's employment agreement had an initial term of two years commencing March 1994. Mr. Wells' employment agreement had an initial term of two years commencing July 1994. Each of the employment agreements with Messrs. Gerner, McNamara, Rottman and Wells may be terminated by either party upon two weeks' prior written notice. Unless terminated, the employment agreements of Messrs. Gerner, McNamara, Rottman and Wells are extended automatically for successive 12-month periods, and the agreements for Messrs. Gerner, Rottman and Wells have been extended for such periods. Each employment agreement also contains a covenant-not-to-compete with the Company for a period of 12 months following the scheduled date of termination. During the 12-month period following termination of Mr. Gerner, Mr. McNamara or Mr. Rottman, the Company is required to continue payment of (i) if the employee was terminated by the Company without "cause," the annual salary to which the employee was entitled at the date of termination, or (ii) if employment was terminated for any other reason, 50% of the employee's annual base salary if termination occurs within the first two years of the employment term or 100% of the employee's annual base salary if termination occurs thereafter. During the 12-month period following termination of Mr. Wells, the Company is required to continue payment of the annual salary to which Mr. Wells was entitled at the date of termination. Under certain circumstances, the Company may elect to cancel any of Mr. Gerner's, Mr. McNamara's, Mr. Rottman's or Mr. Wells' post-employment non-competition obligations and the Company's corresponding payment obligations.

     The Company maintains directors' and officers' liability insurance and its Charter and Bylaws provide for mandatory indemnification of officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with each of its executive officers.

OPTION GRANTS TABLE

     The following table reflects certain information regarding stock options granted to the Named Executive Officers during fiscal 1996, including adjustments for the Company's 3-for-2 stock split that occurred in October 1996:

                                                   INDIVIDUAL GRANTS
                               -------------------------------------------------------
                                NUMBER OF      % OF TOTAL
                                SECURITIES       OPTIONS                                    GRANT
                                UNDERLYING     GRANTED TO       EXERCISE                    DATE
                                 OPTIONS      EMPLOYEES IN     PRICE PER    EXPIRATION     PRESENT
            NAME               GRANTED (1)     FISCAL 1996       SHARE         DATE       VALUE (2)
            ----               -----------     -----------       -----         ----       ---------
James P. Hunter, III.........   75,000            20.6%         $ 18.25      12/19/06    $440,108
W. Cardon Gerner.............   52,500(3)         14.5             (3)          (3)       301,881
William C. McNamara..........   78,750(4)         21.7             (4)          (4)       485,429
Jack D. Rottman..............   26,250             7.2            18.25      12/19/06     154,038
Billy C. Wells...............   26,250             7.2            18.25      12/19/06     154,038

(1) A total of 363,267 options were granted to employees and directors of the Company and its subsidiaries in 1996. A total of 258,750 options were granted to the executive officers, 89,517 options were granted to 75 other employees and 15,000 options were granted to four of the Company's non-employee directors, including Mr. T. Craig Benson. All options granted to the executive officers in 1996 are non-qualified stock options ("NSOs"). The NSOs granted to Messrs. Hunter, Rottman and Wells become exercisable in one-third increments on each of December 19, 1997, 1998 and 1999. All options expire on the earlier of ten years from the date of grant or the termination of employment. Notwithstanding the foregoing, all such options shall be exercisable as to all shares subject to the option for one year following the death or disability of the employee and for a period of three years following the retirement of the employee at age 60 or older who has completed at least five years of employment with the Company. In addition, if employment is terminated for any reason other than death, disability or qualified retirement, such options shall be exercisable for three months following termination but only to the extent exercisable at the date of termination. No stock appreciation rights ("SARs") or other instruments were granted in tandem with the options reflected in this table.

(2) To calculate the present value of option grants in 1996, the Company has used the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that include (i) a stock price volatility of 21.32%, (ii) a risk free interest rate of 5.69% for options granted in March 1996, 6.35% for options granted in April 1996 and 6.07% for options granted in December 1996, (iii) a dividend yield of 0.0 %, and (iv) an expected life for all options of five years. The Securities and Exchange Commission (the "Commission") requires disclosure of the potential realizable value or present value of each grant. The Company's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation, which is based on certain assumptions, as described above.

(3) Of the NSOs granted to Mr. Gerner, 26,250 NSOs are at an exercise price of $18.00 and become exercisable in one-third increments on each of March 6, 1997, 1998 and 1999 and 26,250 NSOs are at an exercise price of $18.25 and become exercisable in one-third increments on each of December 19, 1997, 1998 and 1999. The initial NSOs granted expire on March 6, 2006 and the remaining 26,250 NSOs expire on December 19, 2006.

(4) Of the NSOs granted to Mr. McNamara, 52,500 are at an exercise price of $19.25 and become exercisable in one-third increments on each of April 9, 1997, 1998 and 1999, and 26,250 are at an exercise price of $18.25 and become exercisable in one-third increments on each of December 19, 1997, 1998 and 1999. The 52,500 NSOs expire on April 9, 2006 and the 26,250 NSOs expire on December 19, 2006.

AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND DECEMBER 31, 1996 OPTION VALUES

     The following table reflects certain information regarding the number of unexercised options and the value of unexercised options outstanding at December 31, 1996. No SARs or other instruments were granted in tandem with the options reflected in this table. No options were exercised by the Named Executive Officers during fiscal 1996.

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                             DECEMBER 31, 1996           DECEMBER 31, 1996 (1)
                                      ------------------------------ -------------------------
                NAME                   EXERCISABLE   UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
                ----                   -----------   -------------    -----------  -------------
James P. Hunter, III................    105,200        187,300       $ 997,816      $1,026,959
W. Cardon Gerner....................     19,317        118,023         180,228         683,517
William C. McNamara.................         --         78,750              --          45,938
Jack D. Rottman.....................     67,700         93,550         690,741         676,772
Billy C. Wells......................     28,700         68,050         291,011         445,887

(1) Value determined by subtracting the exercise price from the market value of the Common Stock on December 31, 1996, which was $19.50 per share based on the average of the high and low sale prices on December 31, 1996, multiplied by the number of shares underlying the options.

STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return (change in year-end stock price plus reinvested dividends) on the Company's Common Stock against the cumulative total return of The S&P 500 Index and a Company-determined Composite Peer Group index for the period commencing October 19, 1994 (the date trading in the Company's Common Stock on The Nasdaq National Market commenced) and ended December 31, 1996. The Composite Peer Group represented below is comprised of The Loewen Group, Inc., Stewart Enterprises, Inc. and SCI. Carriage Services, Inc. is not included in the Composite Peer Group due to its limited trading history since August 1996. The graph assumes that $100 was invested prior to the commencement of trading of the Company's Common Stock on October 19, 1994, in the Company's Common Stock, The S&P 500 Index and the Composite Peer Group, weighted on the basis of market capitalization.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                        OCT. 19,  DEC. 31,  DEC. 31,   DEC. 31,
                                          1994      1994      1995      1996
Equity Corporation International .....    $100      $102      $183      $231
S&P 500 Index ........................    $100      $103      $141      $174
Peer Group ...........................    $100      $112      $152      $203

  THE DATA SOURCE FOR THE ABOVE GRAPH IS STANDARD & POOR'S COMPUSTAT DATABASE.

     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Commission and The Nasdaq Stock Market. Based on the Company's review of the copies of such reports received by the Company and on written representations received by the Company, the Company believes that no director, officer or holder of more than ten percent of the Common Stock failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during fiscal 1996.

                              CERTAIN TRANSACTIONS

     The executive officers of the Company will be eligible to participate in the proposed 1997 Employee Stock Purchase Plan, if approved.

     The Company entered into a Consulting Agreement, dated September 10, 1996, with Mr. Hunter. This agreement calls for Mr. Hunter to provide consulting services to the Company for a period of three years after Mr. Hunter ceases to serve as a full time employee of the Company. During the period Mr. Hunter provides such consulting services, the Company has agreed to pay Mr. Hunter a monthly fee equal to the monthly salary in effect for Mr. Hunter during the last month Mr. Hunter serves as the full time Chief Executive Officer of the Company.

     The Company has engaged Mr. Doherty and the law firm of which Mr. Doherty is a partner, Cochran, Rooke & Craft, L.L.P., in connection with acquisitions, securities offerings and other general corporate matters. During 1996, the Company paid an aggregate of $436,929 in fees to Cochran, Rooke & Craft, L.L.P. in connection with services for such matters.

     The Company intends that any transactions between the Company and its officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to the Company than those reasonably obtainable from third parties and will be approved or ratified by a majority of the Company's independent directors.


PROPOSAL 2:

                       APPROVAL OF INDEPENDENT ACCOUNTANTS

GENERAL

     The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P., independent accountants, as the Company's independent public accountants for the fiscal year ending December 31, 1997, subject to ratification by the Company's stockholders. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Meeting and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF COOPERS & LYBRAND L.L.P.'S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

PROPOSAL 3:

                                 APPROVAL OF THE
       1997 EQUITY CORPORATION INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

THE PROPOSAL AND REASONS FOR IT

     On April 15, 1997, the Board of Directors of the Company adopted the 1997 Equity Corporation International Employee Stock Purchase Plan (the "1997 Plan"), subject to approval by the Company's stockholders. The summary description that follows is qualified by reference to the 1997 Plan, a copy of which is attached hereto as EXHIBIT A. Capitalized terms used but not defined herein have the meanings assigned to them in the 1997 Plan. In the event that stockholder approval is not received, the 1997 Plan will be terminated.

     The purpose of the 1997 Plan is to provide an incentive for present and future employees of the Participating Companies (as defined) to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the intention of the Company that the 1997 Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the provisions of the 1997 Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

GENERAL

     SHARES SUBJECT TO THE 1997 PLAN. The 1997 Plan authorizes the issuance of up to 500,000 shares of Common Stock subject to adjustment for capital changes pursuant to the exercise of options granted to participating employees.

     ELIGIBILITY. Employees of the Company (and any other subsidiary the Committee may from time to time designate) whose customary employment is more than 20 hours per week and more than five months per calendar year are eligible to participate in the 1997 Plan. As of December 31, 1996, approximately 1,600 employees would have been eligible to participate in the 1997 Plan.

     Upon termination of the Participant's Continuous Employment (as defined) prior to an Exercise Date for any reason, including retirement or death, the payroll deductions credited to the Participant's account for that Option Period will be returned to the Participant or, in the case of death, to the Participant's estate, and the Participant's options to purchase shares under the 1997 Plan will be automatically terminated.

     PARTICIPATION IN THE 1997 PLAN. An Eligible Employee electing to participate in the 1997 Plan may make contributions only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Option Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Option Period in an amount of from 1% to 10% of the Eligible Compensation (as defined) which the Participant receives on each payroll date during such Option Period. The amount of such payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant's Eligible Compensation. A Participant may not change his designated percentage during an Option Period.

     All payroll deductions made for a Participant shall be deposited in the Company's general corporate account and shall be credited to the Participant's account under the 1997 Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the 1997 Plan. A Participant may not make any additional payments into such account. All payroll deductions received or held by the Company under the 1997 Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     On each Enrollment Date (as defined), subject to the limitations set forth in the 1997 Plan, each Eligible Employee shall be granted an option to purchase on the Exercise Date up to a number of shares of Common Stock determined by dividing such Eligible Employee's payroll deductions accumulated during the Option Period ending on such Exercise Date by the Exercise Price. The Exercise Price of each of the shares offered in a given Option Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock on the applicable Enrollment Date, or (ii) 85% of the fair market value of a share of the Common Stock on the applicable Exercise Date.

     Notwithstanding any provision of the 1997 Plan to the contrary, no Eligible Employee shall be granted an option under the 1997 Plan (i) if, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Eligible Employee's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     Unless a Participant withdraws from the 1997 Plan, the Participant's option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option will be purchased for the Participant at the applicable Exercise Price with the accumulated payroll deductions in the Participant's account.

     A Participant may withdraw all, but not less than all, of the payroll deductions credited to the Participant's account under the 1997 Plan at any time during an Option Period by giving written notice to the Company. All of the Participant's payroll deductions credited to the Participant's account will be paid to him promptly after receipt of the Participant's notice of withdrawal, the Participant's participation in the 1997 Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the 1997 Plan unless written notice is delivered to the Company within the enrollment period preceding the commencement of a new Option Period directing the Company to resume payroll deductions. A Participant's withdrawal from an Option Period will not affect the Participant's eligibility to participate in a succeeding Option Period.

     In the event a Participant ceases to be an Eligible Employee during an Option Period, the Participant will be deemed to have elected to withdraw from the 1997 Plan, the payroll deductions credited to the Participant's account will be returned to the Participant, and the Participant's options to purchase shares under the 1997 Plan will be terminated.

     AMENDMENT AND TERMINATION OF THE 1997 PLAN. The Board may at any time, or from time to time, amend the 1997 Plan in any respect; provided, however, that the 1997 Plan may not be amended in any way that will cause rights issued under the 1997 Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval if required.

     The 1997 Plan and all rights of Eligible Employees shall terminate: (i) on the first Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the 1997 Plan; or (ii) at any time, at the discretion of the Board. In the event that the 1997 Plan terminates under circumstances described in (i) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

     MISCELLANEOUS. Options to purchase Common Stock under the 1997 Plan are not transferable by a Participant and are exercisable only by the Participant. The 1997 Plan shall be administered by a Committee to be appointed by, and serve at the pleasure of, the Board.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal tax considerations for employees participating in the 1997 Plan and certain federal tax effects to the Company. However, the summary does not address every situation that may result. For example, it does not discuss state taxes or the tax implications arising from a Participant's death. The 1997 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Section 401(a) of the Code are not applicable to the 1997 Plan.

        1. Amounts deducted from an employee's pay under the 1997 Plan are included in the employee's compensation subject to federal income and social security taxes. The Company will withhold taxes on these amounts. An employee will not recognize any additional income at the time he or she elects to participate in the 1997 Plan, or purchases Common Stock under the 1997 Plan.

        2. If an employee disposes of Common Stock purchased pursuant to the 1997 Plan within two years after the first business day of the Option Period in which such Common Stock was purchased, the employee will recognize ordinary compensation income at the time of disposition in an amount equal to the excess of the fair market value of the Common Stock on the day the Common Stock was purchased over the purchase price the employee paid for the Common Stock. In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the Common Stock and his or her basis in the Common Stock (that is, his or her purchase price plus the amount taxed as compensation income). If the shares have been held for more than one year, such gain or loss will be long-term capital gain or loss.

        3. If an employee disposes of Common Stock purchased pursuant to the 1997 Plan more than two years after the first business day of the Option Period in which such Common Stock was purchased, the employee will recognize as ordinary compensation income at the time of such disposition an amount equal to the lesser of (a) the excess of the fair market value of the Common Stock measured at the time of such disposition over the amount paid for the Common Stock, or (b) 15% of the fair market value of the Common Stock measured as of the first business day of the Option Period in which the Common Stock was purchased. In addition, the employee generally will recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and his or her basis in the Common Stock (that is, his or her purchase price plus the amount, if any, taxed as compensation income).

        4. Although the amounts deducted from an employee's pay under the 1997 Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of any employee's purchase of Common Stock under the 1997 Plan. However, if an employee disposes of Common Stock purchased pursuant to the 1997 Plan within two years after the first business day of the Option Period in which such Common Stock was purchased, the Company will be entitled to a deduction in an amount equal to the compensation income recognized by the employee. If an employee disposes of Common Stock purchased under the 1997 Plan more than two years after the first business day of the Option Period in which such Common Stock was purchased, the Company will not be entitled to a deduction for federal income tax purposes with respect to such Common Stock.

REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of holders of a majority of the shares of Common Stock entitled to vote in person or by proxy at the 1997 Annual Meeting of Stockholders is required to approve the 1997 Equity Corporation International Employee Stock Purchase Plan. If not approved, the 1997 Plan will not become effective.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 1997 EQUITY CORPORATION INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                            PROPOSALS OF STOCKHOLDERS

     Any proposal of stockholders intended to be presented at the next annual meeting must be received at the Company's principal executive offices no later than December 24, 1997, and must otherwise comply with the requirements of the Company's Bylaws and Rule 14a-8 under the Exchange Act, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting.

                          ANNUAL REPORT AND INFORMATION
                                FOR STOCKHOLDERS

     A copy of the Company's Annual Report on Form 10-K for the Year Ended December 31, 1996, including any financial statements and schedules thereto, is included in the Company's 1996 Annual Report provided to the Company's stockholders along with this Proxy Statement and also may be obtained without charge by written request to Investor Relations, Equity Corporation International, 415 South First Street, Suite 210, Lufkin, Texas 75901. Upon payment of the Company's reasonable expense of furnishing the exhibits requested, the Company will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.

                                 OTHER BUSINESS

     The Board of Directors of the Company is not aware of other matters to be presented for action at the Meeting; however, if any such matters are presented for action, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment.


                                            By Order of the Board of Directors,

                                            JAMES P. HUNTER, III
                                            CHAIRMAN, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER

Lufkin, Texas
April 23, 1997

                                                                       EXHIBIT A


                             1997 EQUITY CORPORATION INTERNATIONAL
                                 EMPLOYEE STOCK PURCHASE PLAN


        Equity Corporation International hereby establishes the 1997 Equity Corporation International Employee Stock Purchase Plan (the "Plan"), the terms of which are as set forth below.

        1. DEFINITIONS.

        As used in the Plan the following terms shall have the meanings set forth below:

        (a)"Account" means a ledger account established by the Company for a Participant.

        (b)"Board" means the Board of Directors of the Company.

        (c)"Code" means the Internal Revenue Code of 1986, as amended.

        (d)"Committee" means the Compensation Committee of  the Board.

        (e)"Common Stock" means the common stock, $0.01 par value, of Equity Corporation International.

        (f)"Company" means Equity Corporation International, a Delaware corporation, or any successor.

        (g)"Continuous Employment" means the absence of any interruption or termination of service as an Eligible Employee with the Participating Companies. Continuous Employment shall not be considered interrupted in the case of an authorized leave of absence, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

        (h)"Eligible Compensation" means, with respect to each Participant, the regular cash base compensation (wages, salary or commissions) paid to the Participant by the Participating Companies each pay period during the Option Period, including any elective salary deferral contributions made therefrom pursuant to Code Sections 125, 129 or 401(k), but excluding bonuses and all other items of compensation.

        (i)"Eligible Employee" means an employee of the Participating Companies who is customarily employed for at least 20 hours per week and more than five months in a calendar year.

        (j)"Enrollment Date" means the first day of each Option Period.

        (k)"Exercise Date" means the last day of each Option Period.

        (l)"Exercise Price" means the price per share of the shares of Common Stock offered in a given Option Period determined as provided in Section 10 below.

        (m)"Fair Market Value" means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date, closing sales price per share of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in THE WALL STREET JOURNAL for the Nasdaq National Market or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing sales price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in THE WALL STREET JOURNAL.

        (n)"Option Period" means each six-month period commencing on January 1 and terminating on the following June 30 or commencing on July 1 and terminating on the following December 31; provided, however, notwithstanding the foregoing the initial Option Period shall commence on the later of (i) May 1, 1997 or (ii) the effective date of the S-8 Registration Statement covering the shares of Common Stock issuable under the Plan and shall end on June 30, 1997.

        (o)"Participant" means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 7 below.

        (p)"Participating Companies" means the Company and each present and future Subsidiary that the Committee, in its sole discretion, from time to time designates to be a Participating Company.

        (q)"Subsidiary" means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code or any successor thereto.

        2. PURPOSE OF THE PLAN.

        The purpose of the Plan is to provide an incentive for present and future employees of the Participating Companies to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

        3. SHARES RESERVED FOR THE PLAN.

        There shall be reserved for issuance and purchase by Participants under the Plan an aggregate of 500,000 shares of Common Stock, subject to adjustment as provided in Section 15 below. Shares of Common Stock subject to the Plan may be newly issued shares or treasury shares. If and to the extent that any option to purchase shares of Common Stock shall not be exercised for any reason or if such right to purchase shares shall terminate as provided herein, the shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated.

        4. ADMINISTRATION OF THE PLAN.

        (a)The Plan shall be administered by a Committee appointed by, and which shall serve at the pleasure of, the Board. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct any defect or rectify any omission in this Plan or to reconcile any inconsistency in this Plan or any option, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the Committee.

        (b)The Committee may request advice or assistance or employ such other persons as it in its discretion deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

        (c)All Eligible Employees granted options under the Plan shall have the same rights and privileges; however, the Plan will not fail to satisfy this requirement merely because the amount of Common Stock which may be purchased by any Eligible Employee is determined on the basis of a uniform relationship to the Eligible Compensation of Eligible

Employees, or because the Plan provides that no Eligible Employee may purchase more than a maximum amount of Common Stock as set forth under the Plan.

        5. ELIGIBILITY TO PARTICIPATE IN THE PLAN.

        Subject to the further provisions of the Plan, each Eligible Employee who is employed by a Participating Company on an Enrollment Date shall be eligible to participate in the Plan for the Option Period beginning on that Enrollment Date.

        6. OPTION PERIODS.

        The Plan shall consist of consecutive Option Periods until the Plan is terminated.

        7. ELECTION TO PARTICIPATE IN THE PLAN.

        (a)Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company prior to the applicable Enrollment Date, unless another time for filing the enrollment form is set by the Committee for all Eligible Employees with respect to a given Option Period.

        (b)Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Option Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12.

        (c)Unless a Participant elects otherwise prior to the Enrollment Date of the immediately succeeding Option Period, an Eligible Employee who is participating in an Option Period as of the Exercise Date of such Option Period shall be deemed (i) to have elected to participate in the immediately succeeding Option Period and (ii) to have authorized the same payroll deduction for such immediately succeeding Option Period as was in effect for such Participant immediately prior to the succeeding Option Period.

        8. PAYROLL DEDUCTIONS.

        (a)All Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Option Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Option Period in an amount of from 1% to 10% of the Eligible Compensation which the Participant receives on each payroll date during such Option Period. The amount of such payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant's Eligible Compensation.

        (b)All payroll deductions made for a Participant may be deposited in the Company's general corporate account and shall be credited to the Participant's Account under the Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional payments into such Account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

        (c)Except as provided in Section 12, a Participant may not change his contribution election during an Option Period.

        (d)Notwithstanding the foregoing, no Participant may make payroll deductions during any year in excess of $21,250.

        9. GRANT OF OPTIONS.

        (a)On the Enrollment Date of each Option Period, subject to the limitations set forth in Sections 3 and 9(b) hereof, each Eligible Employee shall be granted an option to purchase on the Exercise Date for such Option Period (at the Exercise Price determined as provided in Section 10 below) up to a number of shares of the Company's Common Stock determined by dividing such Eligible Employee's payroll deductions accumulated during the Option Period ending on such Exercise Date by 85% of the fair market value of a share of the Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

        (b)Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Eligible Employee's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

        10.EXERCISE PRICE.

        The Exercise Price of each of the shares offered in a given Option Period shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock on the applicable Enrollment Date, or (ii) 85% of the Fair Market Value of a share of the Common Stock on the applicable Exercise Date.

        11.EXERCISE OF OPTIONS.

        Unless a Participant withdraws from the Plan as provided in Section 12, the Participant's option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of shares subject to the option will be purchased for the Participant at the applicable Exercise Price with the accumulated payroll deductions in the Participant's Account.

        12.WITHDRAWAL; TERMINATION OF EMPLOYMENT.

        (a)A Participant may withdraw all but not less than all of the payroll deductions credited to the Participant's Account under the Plan at any time by giving written notice to the Company. All of the Participant's payroll deductions credited to the Participant's Account will be paid to him promptly after receipt of the Participant's notice of withdrawal, the Participant's participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan unless written notice is delivered to the Company within the enrollment period preceding the commencement of a new Option Period directing the Company to resume payroll deductions.

        (b)Upon termination of the Participant's Continuous Employment prior to the Exercise Date of the Option Period for any reason, including retirement or death, the payroll deductions credited to the Participant's Account will be returned to the Participant or, in the case of death, to the Participant's estate, and the Participant's options to purchase shares under the Plan will be automatically terminated.

        (c)In the event a Participant ceases to be an Eligible Employee during an Option Period, the Participant will be deemed to have elected to withdraw from the Plan, the payroll deductions credited to the Participant's Account will be returned to the Participant, and the Participant's options to purchase shares under the Plan will be terminated.

        (d)A Participant's withdrawal from an Option Period will not affect the Participant's eligibility to participate in a succeeding Option Period.

        13.TRANSFERABILITY.

        Options to purchase Common Stock granted under the Plan are not transferable by a Participant and are exercisable only by the Participant.

        14.REPORTS.

        Individual Accounts will be maintained for each Participant in the Plan. Statements of Accounts will be given to participating Employees semi-annually promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

        15.ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

        (a)If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments may be made in the number and/or kind of shares, and the per share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

        (b)In the event of the proposed dissolution or liquidation of the Company, each Option Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the option shall be fully exercisable for a stated period, which shall not be less than 10 days from the date of such notice, and the option will terminate upon the expiration of such period.

        (c)In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 15, and the Committee's actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 15.

        16.AMENDMENT OF THE PLAN.

        The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval if required.

        17.TERMINATION OF THE PLAN.

        The Plan and all rights of Eligible Employees hereunder shall terminate:

        (a)on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

        (b)at any time, at the discretion of the Board.

        In the event that the Plan terminates under circumstances described in
Section 17(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

        18.NOTICES.

        All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        19.SHAREHOLDER APPROVAL.

        The Plan shall be subject to approval by the shareholders of the Company within twelve months after the date the Plan is adopted by the Board of Directors. If such shareholder approval is not obtained prior to the first Exercise Date, the Plan shall be null and void and all Participants shall be deemed to have withdrawn on such Exercise Date pursuant to Section 12.

        20.CONDITIONS UPON ISSUANCE OF SHARES.

        (a)The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. In the event the Company is required to obtain from any commission or agency authority to issue any stock certificate, the inability of the Company to obtain from any such commission or agency authority that counsel for the Company deems necessary for the lawful issuance of any such certificate will relieve the Company from liability to any Participant, except to return to him the amount of the balance in his account.

        (b)The Company may make such provisions as it deems appropriate for withholding of amounts that the Company determines it is required to withhold pursuant to applicable tax laws in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

                                     PROXY
                        EQUITY CORPORATION INTERNATIONAL
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

                          ANNUAL MEETING MAY 21, 1997

        The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby constitutes and appoints JAMES P. HUNTER, III and W. CARDON GERNER (the "Proxy Committee"), and each of them, his true and lawful agents and proxies with power of substitution in each, to represent and vote at the Annual Meeting to be held on May 21, 1997, or at any adjournment thereof on all matters coming before said meeting, all shares of EQUITY CORPORATION INTERNATIONAL which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

                          (Continued on Reverse Side)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                        EQUITY CORPORATION INTERNATIONAL

                                  MAY 21, 1997

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A Please mark your
  votes as in this
  example

                FOR all nominees       WITHHOLD
               (except as marked   AUTHORITY to vote
                   below)          for all nominees    Class II Nominees:
1. ELECTION                                            Kenneth W. Smith
   OF                [ ]                 [ ]           J. Patrick Doherty
   DIRECTORS

For, except vote withheld from the following directors(s):

----------------------------------------------------------

                                             FOR     AGAINST     ABSTAIN
2. Approval of Independent Accountants.      [ ]       [ ]         [ ]

3. Approval of the 1997 Equity Corporation   [ ]       [ ]         [ ]
   International Employee Stock Purchase Plan.

4. In the discretion of the Proxy Committee upon other matters as may properly come before the meeting.

Please mark this box                       [ ]
if you will personally
be attending the meeting.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals (1), (2) and (3). The Proxy Committee is authorized to vote in their discretion on any other matters that may properly come before the meeting.
You are encouraged to specify your choices by marking the appropriate boxes above, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)______________________________________________ DATE _______________.
NOTE: Executors, administrators, trustees, etc., please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. Joint owners should each sign personally.